Exhibit 4.7

STOCK OPTION AGREEMENT

This Stock Option Agreement (this “Agreement”), shall be effective as of July 2, 2010 (the “Effective Date”), between DRS Inc., a Nevada corporation (the “Company”), and G2 International, Inc. (the “Grantee”).

WHEREAS, the Grantee has agreed to make a loan to the Company upon the terms of that certain Secured Promissory Note in the principal amount of up to $100,000 dated July 2, 2010 (as the same may be amended, supplemented or otherwise modified from time to time) (the “G2 Note”); and

WHEREAS, as partial consideration for, and a condition to, Greantee making the loan memorialized by the G2 Note, the parties have agreed that Grantee shall be granted an option to purchase 1,500,000 shares (the “Shares”) of common stock, par value $0.001  per share (“Common Stock”), of the Company.

NOW, THEREFORE, to evidence the stock option so granted, and to set forth its terms and conditions, the Company and the Grantee hereby agree as follows:

1.           Confirmation of Grant; Option Price.  The Company hereby evidences and confirms its grant to the Grantee on the Effective Date of an option (the “Option”) to purchase the Shares at an option price of $0.07 per share (the “Option Price”).  The Option is not intended to be an incentive stock option under the Internal Revenue Code of 1986, as amended.

2.           Vesting; Term of Exercise.

(a)           Vesting.  The Option shall vest and become exercisable as of the date of the first advance by the Grantee to the Company under the G2 Note.

(b)           Term of Exercise.  The Shares eligible for purchase pursuant to Section 2(a) hereof may thereafter be purchased, subject to the provisions hereof, at any time and from time to time until the close of business on the date on which the Option terminates.

3.           Termination of Option. The Option shall terminate at the close of business on the first (1st) anniversary of the Effective Date.

4.           Manner of Exercise.  To the extent the Option shall have become and remains exercisable as provided in Section 2 hereof, and subject to such administrative regulations as the Board of Directors may have adopted, the Option may be exercised from time to time, in whole or in part, by notice to the President of the Company in writing stating the date on which Grantee will so exercise the Option (the “Exercise Date”), and specifying the number of Shares with respect to which the Option is being exercised (the “Exercise Shares”).  On or before the Exercise Date, the Grantee shall deliver to the Company full payment for the Exercise Shares in United States dollars in cash or cash equivalent satisfactory to the Company and in an amount equal to the Option Price multiplied by the number of the Exercise Shares (the “Purchase Price”). The Grantee shall also deliver to the Company, (i) full payment for all applicable federal, state and local tax required to be withheld by the Company in United States dollars in cash, or cash equivalent satisfactory to the Company, and (ii) written confirmation, in form and substance satisfactory to the Company, as of the Exercise Date, of the representations, warranties and covenants of the Grantee contained in Section 5 hereof.  On the Exercise Date, and subject to satisfaction of the obligations of the Grantee set forth in this Section 4, the Company shall deliver to the Grantee a certificate or certificates representing the Exercise Shares, registered in the name of the Grantee.  The Company may require the Grantee to furnish or execute such other documents as the Company shall deem necessary (x) to evidence such exercise, (y) to determine whether registration is then required under the Securities Act of 1933 (the “Securities Act”), or (z) to comply with or satisfy the requirements of the Securities Act, state securities laws or any other applicable law, rule or regulation.

5.           Representations, Warranties and Covenants of the Grantee: Restrictions on Transfer of Shares.

(a)           Investment Intention.  The Grantee represents and warrants that the Option has been, and any Exercise Shares will be, acquired by it solely for its own account for investment and not with a view to, or for sale in connection with, any distribution thereof.  The Grantee agrees that it will not, directly or indirectly, offer, transfer, sell, or otherwise dispose of any of the Exercise Shares (or solicit any offers to buy, purchase or otherwise acquire any Exercise Shares), except in compliance with the Securities Act, the rules and regulations thereunder and the requirements of applicable state securities laws.  The Grantee further understands, acknowledges and agrees that none of the Exercise Shares may be transferred, sold or otherwise disposed of unless (i) (A) such disposition is pursuant to an effective registration statement under the Securities Act, (B) the Grantee shall have delivered to the Company an opinion of counsel, which opinion and counsel shall be satisfactory to the Company, to the effect that such disposition is exempt from the provisions of the Securities Act, or (C) a no-action letter from the Securities and Exchange Commission, satisfactory to counsel for the Company, shall have been obtained with respect to such disposition, and (ii) such disposition is pursuant to registration or qualification under any applicable state securities laws or an exemption therefrom.

(b)           Legend.  Unless Exercise Shares are registered pursuant to an effective registration statement under the Securities Act, the certificate(s) representing the Exercise Shares shall bear the following (or similar) legend:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER THE SECURITIES ACT OR PURSUANT TO AN EXEMPTION FROM REGISTRATION OR AN OPINION OF COUNSEL SATISFACTORY TO THE CORPORATION THAT SUCH REGISTRATION IS NOT REQUIRED.”

(c)           Federal Securities Law Matters.  The Grantee acknowledges receipt of advice from the Company that (i) the Exercise Shares must be held indefinitely and the Grantee must continue to bear the economic risk of the investment in the Exercise Shares unless the Exercise Shares are subsequently registered under the Securities Act or an exemption from such registration is available, (ii) when and if the Exercise Shares may be disposed of without registration in reliance upon Rule 144, such disposition can be made only in accordance with the terms and conditions of such Rule, (iii) if the exemption afforded by Rule 144 is not available, public sale without registration will require the availability of an exemption under the Securities Act, and (iv) a restrictive legend in the form heretofore set forth shall be placed on the certificate representing the Exercise Shares unless such shares are become registered.

(d)           Compliance with Rule 144.  If any of the Exercise Shares are disposed of in accordance with Rule 144 under the Securities Act, the Grantee shall deliver to the Company at or prior to the time of such disposition an executed copy of Form 144 (if required by Rule 144) and such other documentation as the Company may reasonably require in connection with such disposition.

(e)           Ability to Bear Risk.  The Grantee represents and warrants that (i) the financial condition of the Grantee is such that it can afford to bear the economic risk of holding the Exercise Shares for an indefinite period, and (ii) it can afford to suffer the complete loss of its investment in the Exercise Shares.

(f)           Access to Information.  The Grantee represents and warrants that (i) it has been granted the opportunity to ask questions of, and receive answers from, representatives of the Company concerning the terms and conditions of the Option and the purchase of any Exercise Shares, and to obtain any additional information that it deems necessary to verify the accuracy of the information contained in such materials, (ii) its knowledge and experience in financial and business affairs is such that it is capable of evaluating the merits and risks of an investment in the Exercise Shares and (iii) it is knowledgeable concerning the Company’s business and affairs on the date hereof.

6.           Representations and Warranties of the Company.  The Company represents and warrants to the Grantee that (a) this Agreement has been duly authorized, executed and delivered by the Company, and (b) the Exercise Shares, when issued and delivered in accordance with the terms hereof, will be duly and validly issued, fully paid and nonassessable.

7.           Rights as Shareholder.  Grantee shall not have any rights as a shareholder of the Company with respect to any Exercise Shares covered by the Option until the issuance of a certificate or certificates to Grantee for such Exercise Shares.  No adjustment shall be made for dividends or other rights for which the record date is prior to the issuance of such certificate or certificates.

8.           Adjustments in Capitalization.  The number of Exercise Shares represented by the Option (and the number of shares of Common Stock available for issuance upon exercise of the Option) and the Option Price shall be adjusted as necessary or appropriate to reflect any Common Stock dividend, stock split or share combination or any recapitalization, merger, consolidation, exchange of shares, liquidation or dissolution of the Company.

9.           No Obligation to Exercise Option.  The granting of the Option shall impose no obligation upon the Grantee to exercise such Option.

10.           Miscellaneous.

(a)           Notices.  All notices and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given if delivered personally or sent by certified express mail, return receipt requested, postage prepaid, or by any recognized international equivalent of such mail delivery, to the Company or the Grantee, as the case may be, at the following addresses or to such other address as the Company or the Grantee, as the case may be, shall specify by notice to the other party listed below:

if to the Company, to it at:

DRS Inc.
8245 SE 36th Street
Mercer Island, Washington 98040
Attention: President

if to the Grantee, to it at:

G2 International, Inc.
13155 Noel Road
Suite 1810
Dallas, Texas 75240
Attention: President

All such notices and communications shall be deemed to have been received on the date of delivery or on the third business day after the mailing thereof, whichever shall occur first.

(b)           Binding Effect, Benefits.  This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and assigns.  Nothing in this Agreement, express or implied, is intended or shall be construed to give any person other than the parties to this Agreement or their respective successors or assigns any legal or equitable right, remedy or claim under or in respect of any agreement or any provision contained herein.

(c)           Waiver, Amendment.

(i)           Waiver.  Either party hereto may by written notice to the other (A) extend the time for the performance of any of the obligations or other actions of the other under this Agreement, (B) waive compliance with any of the conditions or covenants of the other contained in this Agreement, and (C) waive or modify performance of any of the obligations of the other under this Agreement.  Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained herein.  The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any preceding or succeeding breach and no failure by either party to exercise any right or privilege hereunder shall be deemed a waiver of such party’s rights or privileges hereunder or shall be deemed a waiver of such party’s rights to exercise the same at any subsequent time or times hereunder.

(ii)           Amendment.  This Agreement may be amended, modified or supplemented only by a written instrument executed by the Grantee and the Company.

(d)           Assignability.  Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by Grantee without the prior written consent of the Company.

(e)           Section and Other Headings.  The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

In witness whereof, the Company and the Grantee have executed this Agreement as of the Effective Date.

DRS INC. By: /s/ Daniel Mendes Name: Daniel Mendes Title:President G2 International, Inc. By: /s/ Gust Kepler Name: Gust Kepler Title:President